Exhibit (23.1)

Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Wells Fargo Real Estate Investment Corporation:

We consent to the use in Post-effective Amendment No. 1 to Form S-11 (File No. 333-198948) on Form S-3 dated January 12, 2016 of Wells Fargo Real Estate Investment Corporation, related to the offering of Wells Fargo Real Estate Investment Corporation Cumulative Perpetual Preferred Stock, Series A, of our report dated March 5, 2015, with respect to the balance sheets of Wells Fargo Real Estate Investment Corporation as of December 31, 2014 and 2013, the related statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2014, and the related financial statement schedule, Schedule IV - Mortgage Loans on Real Estate, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Charlotte, North Carolina
January 12, 2016